Exhibit 10.42

Amendment Agreement

entered into this 28th day of January, 2005

BY AND AMONG

- RÜTGERS RAIL S.p.A., a company duly organized and existing under the laws of Italy, having its registered office in 83100 Avellino, at Via Pianodardine, Fiscal Code 01905290167, hereinafter referred to as “Rütgers Rail SpA”, which is subject to the direction and co-ordination of Rütgers AG, a German company with its registered office in Essen (Germany) hereby represented by Dr. Bertrand Falque (Chairman of the Board of Directors) and Dr. Thomas Altenbach (member of the Board of Directors);

- on one side -

AND

- WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION, a company duly organized and existing under the laws of Delaware, having its principal office at 1001 Air Brake Avenue, Wilmerding, PA 15148, (hereinafter referred to as “Wabtec”), hereby represented by Mr. Anthony J. Carpani, duly authorized;

AND

- CoFren s.r.l., a company duly organized and existing under the laws of Italy, having its registered office in 83100 Avellino, at Via Pianodardine, Fiscal Code 02401890641, hereinafter referred to as “CoFren”, which is subject to the direction and co-ordination of the aforementioned Wabtec, hereby represented by Mr. Luigi Camellini as its sole director;

AND

- RFPC Holding Corporation, a company duly organized and existing under the laws of Delaware, having its registered office in Wilmington, Delaware, at 1011 Centre Road, Suite 310, registered under number 2223965, hereinafter referred to as “RFPC”, which is a wholly-owned subsidiary of Wabtec, hereby represented by Mr. Anthony J. Carpani as its President;

- on the other side -.

- Each of Rütgers Rail SpA, Wabtec, CoFren and RFPC may hereinafter severally be referred to as a “Party” and collectively as the “Parties” -

for the amendment of the

Sale and Purchase Agreement

entered into on the 12TH day of August, 2004

BY AND AMONG

Rütgers Rail SpA, on one side,

AND

Wabtec, on the other side.

RECITALS

A.	Whereas, Rütgers Rail SpA and Wabtec have on 12 August 2004 entered into a Sale and Purchase Agreement, by which Rütgers Rail SpA sells and Wabtec buys substantially all of the assets and properties held by Rütgers Rail SpA primarily relating to, used or held for use in connection with the business of designing, developing, manufacturing, marketing and selling in Europe brake shoes, brake pads and related products and windows and interior fittings for rail cars carried on by Rütgers Rail SpA (hereinafter “the Agreement signed on 12 August 2004”);

B.	Whereas, any defined term used in this Amendment Agreement shall have the meaning assigned to it in the Agreement signed on 12 August 2004, unless a different or more specific definition is contained in this Amendment Agreement;

C.	Whereas, the term “Agreement”, where employed in the Agreement signed on 12 August 2004 and in this Amendment Agreement, shall as of today mean the Agreement signed on 12 August 2004, as amended by its parties since and as further amended by this Amendment Agreement;

D.	Whereas, the Parties have already prior to this Amendment Agreement agreed that the date 31 January 2005 contained in Article 5.9 of the Agreement signed on 12 August 2004 shall be replaced by 31 March 2005 and that Attachment 5.3 to the Agreement signed on 12 August 2004 shall be replaced by Attachment D to this Amendment Agreement;

E.	Whereas, the Parties acknowledge that all the conditions precedent to Closing as set forth in Article 5 of the Agreement signed on 12 August 2004 have been fulfilled except for the condition precedent contemplated by Article 5.5 (i) (approval by Trenitalia);

F.	Whereas, the Parties now wish to close the sale and purchase agreed upon in the Agreement signed on 12 August 2004 nevertheless.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1

Designated Purchasers

1.1	Pursuant to Article 2.15 of the Agreement signed on 12 August 2004, Wabtec may designate, within the meaning of Article 1401 of the Italian Civil Code, by and no later than fifteen (15) Business Days prior to Closing, another entity controlled by it and being part of its group, to be the “Designated Purchaser” and upon such designation and relevant acceptance by the Designated Purchaser, all and any of Wabtec’s rights and all and any of Wabtec’s obligations deriving from the Agreement signed on 12 August 2004 shall be respectively automatically transferred and assigned to the Designated Purchaser, as if the Designated Purchaser originally executed the Agreement signed on 12 August 2004 in place of Wabtec, it being understood that Wabtec shall not be released of any of its obligations under the Agreement signed on 12 August 2004 and shall be jointly and severally liable with the Designated Purchaser with respect to Rütgers Rail SpA for any obligations arising from the Agreement.

1.2	Rütgers Rail SpA and Wabtec herewith jointly cancel the term of fifteen (15) Business Days prior to Closing as set forth in Article 2.15 of the Agreement signed on 12 August 2004. Wabtec hereby exercises the designation right according to Article 2.15 of the Agreement signed on 12 August 2004 as follows:

1.2.1	RFPC shall subenter as the Designated Purchaser with respect to the shares in the French company Abex Rail S. A. and the German company RÜTGERS Rail GmbH (Article 3.1 (n) of the Agreement signed on 12 August 2004), and it shall subenter into the obligation to pay such part of the purchase price for the Assets which correspond to those shareholdings, including the obligation to pay the Additional Purchase Price (Articles 3.3 and 3.9 of the Agreement signed on 12 August 2004).

1.2.2	CoFren shall subenter as the Designated Purchaser with respect to all other Assets sold and purchased under the Agreement signed on 12 August 2004, and all other rights and obligations of the Purchaser under the Agreement signed on 12 August 2004.

1.2.3	It remains understood that Wabtec shall not be released of any of its obligations under the Agreement signed on 12 August 2004 and shall be jointly and severally liable with its Designated Purchasers RFPC and CoFren for any obligations arising from the Agreement signed on 12 August 2004 and this Amendment Agreement, nor be precluded from exercising the rights it has or may have in the future under the Agreement signed on 12 August 2004 (as joint holder of such rights together with the Designated Purchasers).

1.2.4	The purchase price to be paid by RFPC for the shareholding in the French company Abex Rail S. A. at Closing shall be € 1,600,000 (One Million and Six Hundred Thousand Euro). The purchase price to be paid by RFPC for the shareholding in the German company RÜTGERS Rail GmbH at Closing shall be € 83,000 (Eighty-Three Thousand Euro). The aggregate purchase price to be paid for the shareholdings in Abex Rail S. A. and RÜTGERS Rail GmbH shall also include the Additional Purchase Price which is payable twenty (20) Business Days after the Closing (Articles 3.3 and 3.9 of the Agreement signed on 12 August 2004). The purchase prices to be paid for the shareholdings in Abex Rail S. A. and RÜTGERS Rail GmbH shall not be subject to any other adjustments.

1.2.5	The Provisional Purchase Price to be paid by at Closing for all the other Assets sold and purchased under the Agreement signed on 12 August 2004 shall amount to € 26,317,000 (Twenty-Six Million Three-Hundred Seventeen Thousand Euro)and shall be subject to the Post-Closing Adjustment pursuant to Articles 3.7 and 3.8 of the Agreement signed on 12 August 2004.

1.3	Both RFPC and CoFren hereby accept to subenter into the Agreement as described above.

1.4	Rütgers Rail SpA hereby accepts the appointments of Designated Purchasers as set forth in this Article 1.

ARTICLE 2

Closing

2.1	The Closing shall take place as follows,

2.1.1	with regard to the Assets sold and purchased under the Agreement signed on 12 August 2004 (other than the shareholdings in Abex Rail S. A. and RÜTGERS Rail GmbH):

The Parties shall meet on 28 January 2005 at the offices of KPMG, Milan, via Vittor Pisani 25, or on such other day and at such other place as the Parties may agree upon, and shall have performed by that date, or shall perform whilst meeting on that date, all the actions contemplated by Article 7 of the Agreement signed on 12 August 2004. The Transfer Agreement (to be executed according to Article 7.2 (a) of the Agreement signed on 12 August 2004) shall be executed in the form attached to this Amendment Agreement as

Attachment 2.1.1 (except for any changes the Parties may agree upon and except for changes of a mere technical nature as may be recommended by the notary who will be asked to certify the Transfer Agreement) as soon as the Seller has received a confirmation from its bank, by fax or by telephone, that the bank has received from CoFren an amount of € 26,317,000 (Twenty-Six Million Three-Hundred Seventeen Thousand Euro), gross of any bank charges Seller’s bank may deduct but net of any other bank charges.

2.1.2	with respect to the shareholding in the French company Abex Rail S. A.:

The Parties shall meet on 28 January 2005 at the offices of KPMG, Milan, via Vittor Pisani 25, or on such other day and at such other place as the Parties may agree upon, and shall have performed by that date, or shall perform whilst meeting on that date, the following actions: (i) the Seller and RFPC shall enter into a share purchase agreement substantially corresponding to Attachment 2.1.2 to this Amendment Agreement (hereinafter the “French Share Purchase Agreement”); (ii) the Seller shall present the resignation of Dr. Bertrand Falque from the board of Abex Rail S. A.; (iii) the Seller shall hold a shareholders’ meeting in order to resolve about the change of the company name into “FrenTec S.A.”; (iv) the Seller shall execute the “ordre de mouvement” and the “déclaration de cession” as required under French law, for the transfer of 2,494 shares in Abex Rail S. A. from the Seller to RFPC, and RFPC shall also sign the “déclaration de cession” and undertakes to timely present such declaration to the competent tax authority; (v) the Seller shall cause Mr. Fernando Perrotta, Mr. Bertrand Falque and BK Beteiligungsverwaltung GmbH to execute each an “ordre de mouvement” for 1 share in Abex Rail S. A. for the benefit of persons designated by RFPC, and to execute corresponding “déclarations de cession”; (vi) RFPC’s bank shall carry out an irrevocable order for the wire transfer of an amount of € 1,600,000 (One Million and Six Hundred Thousand Euro) to the bank account of Seller indicated in Article 2.2 below, in such a way that payment will have been received by the Seller’s bank no later than 31 January 2005, by 4 p.m.;

2.1.3	with respect to the shareholding in the German company Rütgers Rail GmbH:

(i) A representative of the Seller has held a notarized shareholders’ meeting on 27 January 2005, resolving upon the name change into “CosRail GmbH”; (ii) Representatives of Seller and RFPC, declaring to act as “proxies without power of attorney” (“vollmachtlose Vertreter”) have met before a notary on 27 January 2005, and have signed a share purchase and transfer agreement a copy of which is attached to this Amendment Agreement as Attachment 2.1.3 (hereinafter the “German Share Purchase and Transfer Agreement”); (iii) The director Dr. Bertrand Falque shall hand over to RFPC on 28 January 2005, a resignation letter from the board of Rütgers Rail GmbH effective as of the Effective Date; (iv) Seller and RFPC shall on 28 January 2005 execute declarations of ratification

(“Genehmigung”) of the German Share Purchase and Transfer Agreement; (v) RFPC’s bank shall carry out an irrevocable order for the wire transfer of an amount of € 83,000 (Eighty-Three Thousand Euro) to the bank account of Seller indicated in Article 2.2 below, in such a way that payment will have been received by the Seller’s bank no later than 31 January 2005 by 4 p.m.;

2.2	In addition to what is contemplated in Article 7 of the Agreement signed on 12 August 2004 and in addition to Article 2.1 above, Rütgers Rail SpA shall on 28 January 2005 deliver to CoFren a bank guarantee from a German bank (“Bankbürgschaft”) substantially in the form attached to this Amendment Agreement as Attachment 2.2, for the purpose of securing CoFren’s possible right to a reimbursement under Article 3.2 of this Amendment Agreement.

2.3	All Payments under Article 2.1 shall be made to the following bank account of Seller:

Account No.: 106 433 600

Bank: Deutsche Bank in Essen, Germany

Swift Code: DEUT DE DE

German bank routing code („BLZ“): 360 700 50

The same bank account shall be used for all other payments which will or may become due to the Seller under the Agreement.

2.4	Provided that Rütgers Rail SpA has by then received all the payments described in Article 2.1.1, 2.1.2 and 2.1.3, (i) the Effective Date shall be 31 January 2005, 23.59 hours and (ii) Rütgers Rail SpA shall hand over the possession and the management of the Business and the Assets sold under the Agreement signed on 12 August 2004 at the close of business on Monday, 31 January 2005. Such date and such condition shall also be included in the Transfer Agreement (Article 2.1.1), in the French Share Purchase Agreement (Article 2.1.2) and in the German Share Purchase and Transfer Agreement (Article 2.1.3). Each Party will employ its best efforts to prevent payments outside the ordinary course of business of the Business (or other unusual actions) to occur prior to the Effective Date.

2.5	Neither the Transfer Agreement (Article 2.1.1), nor the French Share Purchase Agreement (Article 2.1.2) nor the German Share Purchase and Transfer Agreement (Article 2.1.1 shall in any way supersede or novate this Agreement (including the Agreement signed on 12 August 2004 and this Amendment Agreement) and in the case of any discrepancy, this Agreement (including the Agreement signed on 12 August 2004 and this Amendment Agreement) shall prevail over the Transfer Agreement, the French Share Purchase Agreement and the German Share Purchase and Transfer Agreement. Any sale and purchase agreement which may come into existence between the parties of the German Share Purchase and Transfer Agreement shall be deemed to be in the form of, and identical to, this Agreement.

ARTICLE 3

Trenitalia

3.1	The condition precedent to Closing contemplated by Article 5.5 (i) of the Agreement signed on 12 August 2004 (approval by Trenitalia) is hereby waived and entirely replaced by the provisions contained in this Article 3.

3.2	If Trenitalia denies its approval as described in Article 3.3 below, Rütgers Rail SpA shall reimburse to CoFren an amount of € 3,500,000 (Three Million Five Hundred Thousand Euro) out of the purchase price it has received.

3.3	Trenitalia shall only be deemed to have denied its approval if all of the following events 3.3.1 through 3.3.4 have occurred:

3.3.1	Wabtec or CoFren have submitted to the competent offices of Trenitalia the complete documentation required by Trenitalia for a decision about its approval, according to Article 35 of the Italian Law no. 109 of 11 February 1994 (whether directly applicable or by analogy) and any other applicable provisions;

3.3.2	Trenitalia has notified Wabtec or CoFren in writing that it denies the approval, within 95 (ninety-five) calendar days from the Effective Date;

3.3.3	Wabtec or CoFren have notified Rütgers Rail SpA and Rütgers AG of Trenitalia’s denial of approval within 95 (ninety-five) calendar days from the Effective Date, by sending to Rütgers Rail SpA and to Rütgers AG a copy of Trenitalia’s denial of approval;

3.3.4	Wabtec or CoFren have made every best effort to prevent and to change Trenitalia’s decision to deny the approval. It is understood that any effort to change Trenitalia’s denial of the approval need not be continued after the expiry of the 95 (ninety-five) calendar day-term set forth in Articles 3.3.2 and 3.3.3.

3.4	The right of CoFren to receive the reimbursement set forth in Article 3.2 shall be secured by the bank guarantee according to Article 2.3 above.

3.5	Wabtec and CoFren shall provide Rütgers Rail SpA and Rütgers AG forthwith with copies of any pertinent communication received from Trenitalia within the 95 (ninety-five) calendar day-term set forth in Articles 3.3.2 and 3.3.3.

3.6	A denial of approval by Trenitalia shall have no other consequences between the Parties than the ones contemplated by this Article 3.

3.7

For the avoidance of doubt, (i) on the one hand, any denial of the approval by Trenitalia shall neither represent a breach of any representation or warranty of Seller nor a breach of any covenant by Seller contained in the Agreement signed on 12 August 2004, and shall not give rise to any claim for Losses under Article 9 of the Agreement signed on 12 August 2004 and, (ii) on the other hand, the reimbursement which may become due under this Article 3 shall not be counted against the minimum or maximum amounts of Seller’s aggregate liability for Losses set forth in Article 9.2.2 of the Agreement signed on 12 August 2004.

3.8	Any reimbursement made by Rütgers Rail SpA under this Article 3 shall be paid back to Rütgers Rail SpA if CoFren does obtain the acceptance (omologazione) as a Trenitalia supplier within one year after the notification from Trenitalia described in Article 3.3.2 above.

ARTICLE 4

Performance Bonds

The Purchaser has, as of today, not yet secured the replacement of the Seller’s performance bonds by Closing, as required by Article 6.6 of the Agreement signed on 12 August 2004. In light of the length of time elapsed since, the Parties agree to reformulate the second to last sentence of Article 6.6 of the Agreement signed on 12 August 2004 as follows: “In the event that Purchaser is unable to obtain the consent of any third party to replace any performance bonds (the “remaining performance bonds”), Seller will continue to maintain the applicable remaining performance bond until the earlier of (1) three months from the Effective Date and (2) the date on which Purchaser is able to obtain a replacement letter of credit or performance bond.”.

ARTICLE 5

Updated Schedules

The Parties mutually acknowledge that the following Schedules to the Agreement signed on 12 August 2004 have been updated according to Schedule 6.2 and Article 6.2 (d) or 6.2 (e) of the Agreement signed on 12 August 2004, with the updates being attached to this Amendment Agreement under the original Schedule numbers. Except where indicated otherwise, (i) all updates have been agreed to be made as of 31 December 2004 (as opposed to Closing) and (ii) the Seller represents and warrants that since 31 December 2004 the facts reflected in the Schedules have not changed beyond the ordinary course of business.

Number	Description
Schedule 3.1	Encumbrances other than customary title retention rights

Schedule 3.1(a)	List of machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, moulds and parts and similar property

Schedule 3.1(b)	List of Inventories

Schedule 3.1(e)	List of each contract to which the Seller is a party and which relates to the Business including Attachments A and B

Schedule 3.1(g)	List of all notes and accounts receivable of the Business

Schedule 3.1(m)	List of Real Property together with permits or licences thereto

Schedule 3.2(a)	List of excluded assets and certain not transferred liabilities

Schedule 3.5(a)	Liabilities arising out of the contracts assigned to the purchaser pursuant to Article 3.1

Schedule 3.5(b)	List of trade accounts payable owned by Seller and Subsidiaries to any Affiliate, which shall be transferred as of Reference Date

Schedule 3.5(c)	List of trade accounts payable owned by Seller and Subsidiaries to any Affiliate, which shall be transferred as of Effective Date

Schedule 6.6	List of performance Bonds

Schedule 8.2.4(a)	List of all assets which are necessary to operate the Business as currently operated but which are not sold under the agreement (since they do not fall under the definition of “Assets”, e.g. leased or licensed assets)

Schedule 8.2.4(b)	List of all leased or licensed assets and of all other assets of which Seller does not have the full ownership

Schedule 8.2.4(c)	List of contests, claims, defences or right of setoff and doubts regarding enforeceability

Schedule 8.2.5(b)	Any liabilities arising out of or related to the Business which are not reflected in the financial statements as of 31 December 2003 and are neither liabilities which have been incurred in the ordinary course of business since 31 December 2003

Schedule 8.2.6	Product Liability claims relating to products exceeding EURO 50,000, pending or threatened

Schedule 8.2.7(a)	Any actions or events since 31 December 2003 outside the ordinary course of business

Schedule 8.2.9(b)	Leased real property

Schedule 8.2.9(f)	List of missing certificates to run the business on the owned real property

Schedule 8.2.10(a)	List of outstanding injunction, judgment, order, decree or ruling issued by any court, arbitrators or other governmental authority (“Order”) in regard of business or assets, and identification of all points where Seller are not in compliance with Orders

Schedule 8.2.10(b)	List of threatened or pending proceedings

Schedule 8.2.11	List of all insurance policies which cover Rütgers Rail S.p.A. or any of its subsidiaries

Schedule 8.2.13	List of environmental matters

Schedule 8.2.14

List of all employees and consultants of the Business including all contractual arrangements as of 31 January 2005;

List of all agreements with unions, workers’ councils and other employee representatives

Schedule 8.2.14(c)	List of employees with individually negotiated bonus scheme

Schedule 8.2.14(d)	List of employees entitled to bonuses or severance payments in connection with the sale of the Business

Schedule 8.2.14(e)	List of pension commitments to current of former employees not required under Applicable Requirements

Schedule 8.2.15	List of discrimination matters

Schedule 8.2.16	List of industrial property rights (including software)

Schedule 8.2.18(b)	List of the names of the main customers of the Seller and the Subsidiaries

ARTICLE 6

Certain Post-Closing Services

6.1	In addition to any mutual post-closing assistance contemplated in the Agreement signed on 12 August 2004, the Parties agree that CoFren shall provide to Rütgers Rail SpA general administrative assistance for a period of 180 (one hundred and eighty) calendar days after Closing including, in particular, the services described in the following Articles 6.2 through 6.10.

6.2

Rütgers Rail SpA shall be allowed to maintain its legal domicile at the offices of CoFren in 83100 Avellino, at Via Pianodardine, for up to 180 (one hundred and eighty) calendar days after the Closing. During that period and thereafter, CoFren shall timely forward all mail for Rütgers Rail SpA still arriving at the Avellino or at the Montefredane address which does not pertain to the transferred Business. If any mail pertains to the transferred Business and also pertains to Rutgers Rail SpA, CoFren will forward copies of such mail to a representative named by Rutgers Rail SpA. All mail shall be opened by CoFren and Rütgers Rail SpA expressly waives all its rights under D. Lgs 196/2003.

6.3	CoFren shall provide an update of the books of Rütgers Rail SpA as of 31 January 2005, as they result from the closing of the sale of the Business. Thereafter, CoFren shall continue to provide bookkeeping for Rütgers Rail SpA for a period of 180 (one hundred and eighty) calendar days after the Closing. Additionally, CoFren shall provide drafts of the 2004 statutory financial statements of Rütgers Rail SpA (including the notes and the report by the management).

6.4	CoFren shall provide Rütgers Rail SpA with a draft of the Effective Date Consolidated Balance Sheet which is to be provided by Rütgers Rail SpA pursuant to Article 3.7 (a) of the Agreement signed on 12 August 2004. CoFren shall provide such draft to Rutgers Rail SpA no later than 30 Business Days after the Effective Date.

6.5	CoFren shall provide drafts of all tax forms as requested by Rutgers Rail SpA in writing referring to the year 2004 (including VAT forms, the withholdings form Mod. 770, income tax forms etc) and all social contributions forms. CoFren shall provide drafts for Rütgers Rail SpA of all tax- and social contributions- relevant certifications as requested by Rutgers Rail SpA in writing with respect to the year 2004 (including the CUD certification and INPS certications). This Article 6.5 shall also apply to forms to be filed and certifications to be issued with regard to the year 2005, as a consequence of Rütgers Rail SpA’s running the Business during the year 2005 (up to the Effective Date). With respect to forms and certifications prepared in accordance with this Article 6.5 that are required to be delivered to employees of CoFren, upon Rütgers Rail SpA’s written request, CoFren shall make the delivery thereof.

6.6	CoFren shall prepare joint communications that have to be made by Rütgers Rail SpA as a consequence of the sale of the Business to customers and suppliers and deliver such notifications to the appropriate customers and suppliers.

6.7	CoFren shall have full access to and monitor any payments made to bank accounts of Rütgers Rail SpA. To the extent the underlying accounts receivable have been sold and assigned to CoFren under the Agreement, CoFren shall cause those payments to be forwarded to CoFren. CoFren shall also see that any invoices made to Rütgers Rail SpA shall be paid from the accounts of Rütgers Rail SpA, and if such invoices are for Assumed Liabilities or, to the extent such invoices are related to the transferred Business with respect to the period following the ClosingCoFren shall prepare and carry out the reimbursement of such expenses.

6.8	CoFren shall provide Rütgers Rail SpA with print-outs and copies of final work product and any supporting document which is necessary to verify the accuracy of such work product in connection with CoFren’s assistance provided under this Article 6. Rütgers Rail SpA shall provide CoFren with such documents which are necessary for the completeness of the bookkeeping which are currently not at the Avellino or Montefredane sites.

6.9	The parties acknowledge that the post-closing services contemplated by this Article 6 are in the exclusive interest of Rütgers Rail SpA, and that CoFren’s undertaking to perform such post-closing services is motivated by business courtesy, the payments under Article 6.10 notwithstanding. Therefore, (i) Rütgers Rail SpA waives from this point on any and all claims it might have against CoFren or Wabtec for the reason of an unsufficient performance of the post-closing services; (ii) Rütgers Rail SpA shall hold CoFren, Wabtec and RFPC fully harmless from any assertion by any third party (including but not limited to private third parties, public authorities and the courts) that CoFren was unauthorized or unqualified to provide such services, or provided inadequate services, for the benefit of Rütgers Rail SpA, or that by doing so it has incurred obligations toward such third party. In the case of any such assertion by any third party, Article 9.3 of the Agreement signed on 12 August 2004 (“Handling of Third Party Claims”) and Article 3.7 (ii) of this Amendment Agreement shall apply mutatis mutandis.

6.10	For the assistance provided by CoFren in accordance with this Article 6, Rütgers Rail SpA shall pay, in five equal monthly installments of € 10,000 (ten thousand Euro) beginning on March 15th,, the aggregate sum of € 50,000 (fifty thousand Euro). CoFren shall notify Rütgers Rail SpA advance whenever it intends to obtain services or assistance from third parties to carry out its obligations under this Article 6 and prior to securing such assistance, CoFren shall receive Rütgers Rail SpA’s written consent. CoFren shall provide Rütgers Rail SpA with all reasonable and necessary details of such services and/or assistance, including a copy of the invoice for the amounts paid. Rütgers Rail SpA shall promptly reimburse CoFren the amounts from time to time paid by CoFren to the third parties.

ARTICLE 7

Arbitration Agreement

7.1	The arbitration clause contained in Article 11.10 (b) of the Agreement signed on 12 August 2004 is and shall remain in full force and effect and shall apply also to all disputes arising under, relating to, or in connection with, and among the Parties to, (i) this Amendment Agreement, and (ii) the Transfer Agreement contemplated by Article 2.1.1 of this Amendment Agreement, and (iii) the French Share Purchase Agreement contemplated by Article 2.1.2 of this Amendment Agreement, and (iv) the German Share Purchase and Transfer Agreement contemplated by Article 2.1.3 of this Amendment Agreement.

7.2	For the purposes of this Article 7, including any arbitration commenced in reliance upon Article 11.10 (b) of the Agreement signed on 12 August 2004, Wabtec, CoFren and RFPC shall be deemed to be one Party.

7.3	All arbitration claims or counterclaims, and all statements, notifications and communications of whatever kind to be made as a part of or in the context of arbitral proceedings (intended, pending or concluded), which are to be brought or made by CoFren and RFPC, shall exclusively be brought and made by Wabtec in their name and on their behalf. All notifications and communications of whatever kind which may in the context of arbitral proceedings (intended, pending or concluded) to be made to CoFren or RFPC, shall exclusively be made to Wabtec.

7.4	The law governing the arbitration agreement set out in this Article 7 shall be Italian law.

ARTICLE 8

Certain clarifications

8.1	With respect to Article 2.0 of the Agreement signed on 12 August 2004: “last 2 (two) audited annual financial statements” shall mean those as of 31 December 2002 and those as of 31 December 2003;

8.2	With respect to Articles 3.5 (b) and 3.5 (c) and Schedules 3.5 (b) and 3.5 (c) of the Agreement signed on 12 August 2004: Inter-company liabilities/credits toward any Affiliates of Sellers which have arisen from the ordinary course of business and are existing at the Effective Date shall be treated trade accounts payable, i.e. they shall be considered Assumed Liabilities.

8.3	With respect to Article 5.8 of the Agreement signed on 12 August 2004: The Closing agreed upon in this Amendment Agreement is not a Pre-Closing within the meaning of Article 5.8 but a real and final Closing;

8.4	With respect to Article 10.2.1 of the Agreement signed on 12 August 2004: The references in the third and the sixth lines shall not be to the Closing but to the Effective Date;

8.5	All provisions of the Agreement signed on 12 August 2004 which have not been explicitly changed by this Amendment Agreement or through a separate agreement, shall remain in full force. The provisions contained in Article 11 (“Miscellaneous”) of the Agreement signed on 12 August 2004 shall also apply to this Amendment Agreement.

28 January 2005

RÜTGERS RAIL S.p.A.

By:	/s/ Dr. Thomas Altenbach
Dr. Thomas Altenbach
Member of the Board

By:	/s/ Dr. Bertrand Falque
Dr. Bertrand Falque
Chairman of the Board

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ Anthony J. Carpani
Anthony J. Carpani
Vice President, Group Executive, Friction

COFREN S.R.L.:

By:	/s/ Ing. Luigi Camellini
Ing. Luigi Camellini
Sole director

RFPC Holding Corporation:

By:	/s/ Anthony J. Carpani
Anthony J. Carpani, President